Exhibit 10.1

July 10, 2006

Mr. Joseph A. Boyle
President and Chief Executive Officer
Affinity Technology Group, Inc
8807-A Two Notch Road
Columbia, SC 29223


Dear Joe:

     This letter confirms the engagement of Morgan Keegan & Company, Inc. ("Morgan Keegan") to act as exclusive financial advisor to Affinity Technology Group, Inc. ("Affinity" or the "Company") to assist the Company in its review, analysis, consideration and, if appropriate, execution of various strategic and financial alternatives available to it, and such other matters to which you and we may agree during the course of our engagement. Such strategic alternatives and other matters may include assisting the Company in strategic planning; assessing capital markets relative to Affinity; securing additional equity and/or debt capital; and if requested by the Company, assisting the Company in its analysis and consideration of the financial aspects of certain potential strategic transactions, including, but not limited to, mergers, acquisitions, spin-offs, joint ventures, minority investments, negotiated purchases, or other similar transactions (individually, the "Transaction" and collectively, the "Transactions").

     As exclusive financial advisor to the Company, Morgan Keegan will perform the following functions:

          a. Assist Affinity in the assessment of market information and business strategies relevant to the operations of the Company;

          b.   Assist  Affinity  in  developing   appropriate  value  ranges  in
               connection with various business strategies or Transactions;

          c. Assist Affinity in reviewing, evaluating and structuring proposed business strategies or Transactions;

          d. Assist Affinity in developing general negotiating strategies and in actual negotiations with potential partners, investors, lenders and/or (if applicable) merger and acquisition candidates and consult with and assist counsel and independent accountants in structuring and carrying through to conclusion any agreement which may be reached;

          e. Assist Affinity in preparing summary information (the "Information") with respect to the Company for distribution to potential investors, lenders and/or (if applicable) merger and acquisition candidates selected by Morgan Keegan and Affinity, describing the Company and its business, it being specifically agreed that (i) the Information shall be based entirely upon information supplied by the Company (or public information), and Affinity hereby warrants that, to the best of its knowledge, the Information supplied shall be complete and accurate in all material respects, and not misleading and (ii) Morgan Keegan shall not be responsible for the accuracy and completeness of the Information except as it pertains to public information derived from research performed by Morgan Keegan.

          f. Morgan Keegan will advise and assist Affinity, on a best efforts basis, in obtaining equity and/or debt investment required to capitalize the Company in such amount and upon such terms as deemed to be appropriate by the Company (any securities issued in connection with this effort are referred to herein as the "Securities") . Morgan Keegan agrees to provide Affinity, on an as requested basis, with a list of all investors contacted by Morgan Keegan. Morgan Keegan will provide advice and assistance in structuring and pricing the securities and in locating appropriate financing sources.

     In order to coordinate our efforts with respect to a possible financing Transaction, during the period of our engagement hereunder, neither the Company nor any representative thereof (other than Morgan Keegan) will initiate discussions regarding any Transaction except through Morgan Keegan. If the Company or its management receives an inquiry regarding a Transaction, the Company or such persons will promptly advise Morgan Keegan of such inquiry. All contact with third parties by Morgan Keegan must be approved by the Company. The Company and Morgan Keegan hereby agree that Kimble L. Jenkins shall be the primary banker representing Morgan Keegan in connection with this engagement.

          1. In consideration for the services rendered by Morgan Keegan hereunder, the Company shall pay Morgan Keegan:

               a. An advisory fee equal to a warrant with a five year term to purchase 2,500,000 shares of Affinity common stock for an exercise price of $0.50 per share (the "Warrant Fee"), payable upon execution of this Agreement. Affinity will file a registration statement for the shares underlying the warrant at the earlier of: (i) the time that it files a registration statement related to the sale of additional equity and/or debt securities as contemplated by Section 1.
                    b. of at least $5 million; (ii) within 60 days of receiving patent licensing fees in the amount of at least $5,000,000; or, (iii) within 60 days of closing a transaction as contemplated by Section 1.c. or 1.d. of this agreement, the result of which is to provide to Affinity at least $5,000,000 of working capital. Morgan Keegan agrees that for a period of one year from the date of this agreement, it will sell no more than 500,000 shares in any single calendar quarter.

               b. In the event that the Company sells Securities in an amount in excess of $5,000,000, excluding sales of additional convertible notes (for which there shall be no fee), the Company will pay Morgan Keegan placement fees (the "Contingent Placement Fees") payable in cash at closing as follows:

                    i. Cash equal to five (5) percent of the principal amount of equity financing (common stock, preferred stock and convertible preferred stock); plus

                    ii. Cash equal to three (3) percent of the principal amount of mezzanine financing (whether subordinated or not); plus

                    iii. Cash equal to one (1) percent of the  principal  amount of senior debt provided, however, that Morgan Keegan shall not be entitled to such a fee with respect to senior debt sourced from commercial banks and other institutional lenders.

                    If more than one closing is required in connection with the sale of such Securities, only that portion of the Contingent Placement Fee applicable to each closing shall be payable at such closing.

               c. In the event the Company decides to pursue the sale of the Company to a third party, Morgan Keegan agrees to represent the Company in such Transaction, and the Company will pay Morgan Keegan a transaction fee (the "Transaction Fee") payable in cash at closing equal to two (2) percent of the aggregate consideration (the "Transaction Consideration"), as defined below, paid to the Company and its shareholders (not including gains, if any, from the Warrant Fee).

               d. In the event the Company decides to pursue an acquisition of another company or business, Morgan Keegan agrees to represent the Company in such Transaction, and the Company will pay Morgan Keegan a Transaction Fee payable in cash at closing equal to two (2) percent of the Transaction Consideration paid to a target or its shareholders (not including gains, if any, from the Warrant Fee).

               In addition, whether or not a Transaction is completed, the Company will reimburse Morgan Keegan, on a monthly basis, for its reasonable out of pocket expenses (including fees and expenses of counsel) incurred in connection with its acting as advisor hereunder. Such out of pocket expenses shall not exceed $50,000 without the prior consent of the Company, which shall not be unreasonably withheld.

     The "Transaction Consideration" for purposes of calculating a Transaction Fee shall mean the gross value of all cash, securities and other property paid directly or indirectly by an acquirer to a seller or sellers in connection with a Transaction. A seller may include the Company, an affiliate of the Company or stockholders of the Company. The value of any securities (whether debt or equity) or other property delivered as consideration in any Transaction shall be determined by the Company and Morgan Keegan based on the pricing mechanics used for purposes of determining the purchase price payable in connection with the Transaction. Transaction Consideration also shall be deemed to include the aggregate principal amount of all indebtedness assumed or acquired, directly or indirectly, by the acquiring party or any of its affiliates in a Transaction or retired, defeased or otherwise cancelled in connection with the Transaction and the present value of any agreements not to compete or consulting agreements.

     Amounts paid into escrow and contingent payments in connection with any Transaction will be included as part of the Transaction Consideration. Transaction Fees on amounts paid into escrow shall be payable upon the release of those amounts from escrow. If any portion of the consideration in connection with any Transaction is payable in the future on the basis of occurrence of certain future events, the portion of the Transaction Fee relating to such contingent payments shall be calculated and payable at the time such future payments are paid.

     2. Except as listed in Appendix A, the Company represents and warrants to Morgan Keegan that it has not, directly or indirectly, made any offers or sales of any Securities during the six month period ending on the date of this letter, and has no intention of making an offer or sale of any Securities for a period of six months after completion of this financing, except for the offering of the Securities through Morgan Keegan pursuant hereto. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act of 1933, as amended (the "Act").

     3. The Company and Morgan Keegan agree that:

          a. The Company will not, directly or indirectly, make any offer or sale of any Securities, the result of which would cause the offer and sale of the Securities to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act.

          b. The Company will comply with all requirements of Regulation D promulgated under the Act. Without limitation, the Company will:

               i. not offer or sell the Securities by means of any form of general solicitation or general advertising;

               ii. not offer or sell the Securities to any person who it does not have a reasonable basis to believe is an "accredited investor" (as defined in Rule 501 under the Act);

               iii. exercise  reasonable  care to assure that the  purchasers of the  Securities are not  underwriters  within the meaning of
                    Section 2(11) of the Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Act; and

               iv. file a Form D with the Securities and Exchange Commission as contemplated by Rule 503 under the Act. (Morgan Keegan shall have the right to review the Form D.)

          b. Morgan Keegan will comply with all applicable requirements of Regulation D promulgated under the Act. Without limitation, Morgan Keegan will:

               i. not offer the Securities by means of any form of general solicitation or general advertising; and

               ii. not offer the Securities to any person who it does not have a reasonable basis to believe is an "accredited investor" (as defined in Rule 501 under the Act).

          c. The Company agrees to take such action (if any) as Morgan Keegan may reasonably request to qualify the Securities for offer and sale under the securities laws of such states as Morgan Keegan may specify; provided that in connection therewith the Company will not be required to qualify as a foreign corporation or file a general consent to service of process. The Company agrees that it will make any filings or take other actions required under applicable state securities laws to permit the sale of the Securities.

     4. If, in connection with the services or matters that are the subject of this Agreement, Morgan Keegan or any controlling person, affiliate, director, officer, employee or agent of Morgan Keegan (Morgan Keegan and each such other person referred to as an "Indemnified Person") becomes involved in any capacity in any lawsuit, claim or other proceeding for which indemnity may be sought pursuant to Section 4 of this Agreement, the Company shall immediately reimburse such Indemnified Person for any and all reasonable legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending such lawsuit, claim or other proceeding; provided, however, that such Indemnified Person shall promptly reimburse the Company for all amounts so advanced if it shall be determined that the Indemnified Person is not entitled to indemnification by the Company hereunder. The Company also agrees to indemnify each Indemnified Person from, and hold it harmless against, any and all losses, claims, damages, liabilities or expenses to which such Indemnified Person may become subject arising in any manner out of or in connection with the services or matters which are the subject of this Agreement; provided, however, that the Company shall not be liable under this
Section 4 in respect of any loss, claim, damage, liability or expense to the extent that it is finally judicially determined by a court of competent jurisdiction that such loss, claim, damage or liability resulted directly from the gross negligence or willful misconduct of Morgan Keegan in the performance of its services hereunder.

     The Company agrees that the indemnification and reimbursement commitments set forth in this Section 4: (i) shall apply whether or not any Indemnified Person is a formal party to any such lawsuit, claim or other proceeding and (ii) are in addition to any liability that the Company may otherwise have to any Indemnified Person. The Company agrees that, unless a final judicial determination is made to the effect specified in the proviso in the last sentence of the preceding paragraph, any settlement of a lawsuit, claim or other proceeding against the Company arising out of the transactions contemplated by this Agreement which is entered into by the Company shall include a release from the party bringing such lawsuit, claim or other proceeding of each Indemnified Person, which release shall be reasonably satisfactory to Morgan Keegan. The Company further agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company in connection with Morgan Keegan's engagement hereunder, except for such losses, claims, damages or liabilities incurred by the Company that are finally judicially determined by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnified Person.

     The Company and Morgan Keegan agree that if such indemnification or reimbursement sought pursuant to this Section 4 is finally judicially determined by a court of competent jurisdiction to be unavailable, then, whether or not Morgan Keegan is the Indemnified Person, the Company and Morgan Keegan shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on one hand, and Morgan Keegan on the other, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and Morgan Keegan on the other, as well as any other equitable considerations; provided, however, that in no event shall the amount to be so contributed by Morgan Keegan exceed the amount of the cash fees actually received by Morgan Keegan hereunder.

     5. The term of this Agreement and Morgan Keegan's appointment and authorization hereunder shall extend from the date hereof through July 9, 2008, or such other date as may be mutually agreed by the Company and Morgan Keegan, and shall thereafter be automatically renewed for successive monthly periods until terminated in writing by either the Company or Morgan Keegan. The provisions of Sections 1 (to the extent provided in the last sentence of this paragraph), 2, 3, 4, 6, 8, 9, 10 and this Section 5 shall survive any termination of this Agreement. Within thirty (30) days of the termination of this Agreement, Morgan Keegan and the Company shall prepare a list of all potential investors, lenders and merger and acquisition candidates that Morgan Keegan contacted on behalf of the Company in its capacity as exclusive financial advisor during the engagement and with whom the Company had meaningful discussions or that the Company, its directors, management or controlling shareholders had actual knowledge were interested in merging with, acquiring or investing in or lending to the Company. If the Company completes a Transaction with any entity on such list within twelve (12) months of the termination of this engagement, the Company shall be responsible for the payment of the fees under Section 1 of this Agreement.

     6. Morgan Keegan is a full service securities firm and as such may from time to time affect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and other companies which may be the subject of the engagement contemplated by this Agreement.

     7. All opinions and advice provided to the Company in connection with this engagement are intended solely for the benefit and use of the Company in connection with the matters described in this Agreement, and accordingly such advice shall not be relied upon by any person or entity other than the Company. The Company will not make any other use of any such opinions or advice. In addition, none of (i) the name of Morgan Keegan, (ii) any advice rendered by Morgan Keegan to the Company, or (iii) any communication from Morgan Keegan pursuant to this Agreement will be quoted or referred to in any report, document, release or other communication prepared, issued or transmitted by the Company, or any person controlled by the Company, without Morgan Keegan's prior written consent, which consent will not be unreasonably withheld.

     8. In the event of consummation of any transaction, Morgan Keegan shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Morgan Keegan will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld.

     9. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     10. This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed in accordance with the laws of the State of Tennessee. Each of the parties hereto expressly waives all right to trial by jury in any action or proceeding arising out of this Agreement. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto (provided that the parties acknowledge and agree that the confidentiality agreement between the Company and Morgan Keegan shall continue to be in full force and effect) and shall be binding upon and inure to the benefit of the Company, Morgan Keegan, and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives.

     If the foregoing correctly sets forth the understanding and agreement between Morgan Keegan and the Company, please so indicate in the space provided below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                           Very truly yours,

                                           MORGAN KEEGAN & COMPANY, INC.


                                           By:    /s/ Kimble L. Jenkins
                                                  ------------------------------
                                           Name:  Kimble L. Jenkins
                                                  ------------------------------
                                           Title: Managing Director
                                                  ------------------------------




Agreed and Accepted:


AFFINITY TECHNOLOGY GROUP, INC.

By:     /s/ Joseph A. Boyle
        -------------------------------------
Name:   Joseph A. Boyle
        -------------------------------------
Title:  President and Chief Executive Officer
        -------------------------------------

                                   APPENDIX A

Pursuant to Section 2, the list below represents all offerings of the Securities or securities of the same or similar class as the Securities that the Company has engaged in during the six-month period ending on the date of this letter.

On May 11, 2006, the Company sold five (5) of its two year, 8% convertible notes in the aggregate principal amount of $150,000.